SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information: ______________________________________________________________________

Name:  PREDEX

Address of Principal Business Office (No. & Street, City, State, Zip Code):

17605 Wright Street, Suite 2

Omaha, NE  68130

Telephone Number (including area code): (402) 493-4603

Name and address of agent for service of process:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes [X]     No [  ]

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Columbus and State of Ohio on the 1st day of March, 2013.

PREDEX

By:

/s/ Parker D. Bridgeport

Parker D. Bridgeport

Trustee

Attest:

/s/ Michael V. Wible

Name:

Michael V. Wible

Title:

Secretary